UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2013

T. Rowe Price Group, Inc.
(Exact name of registrant as specified in its charter)

Maryland	033-07012-99	52-2264646
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 East Pratt Street, Baltimore, Maryland 21202

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 345-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On January 3, 2013, Freeman A. Hrabowski, III was elected to serve on the Board of Directors (the “Board”) of T. Rowe Price Group, Inc. (the “Company”). Dr. Hrabowski has served as the president of the University of Maryland, Baltimore County (UMBC) since 1992. His research and publications focus on science and math education, with special emphasis on minority participation and performance, and he is a leading advocate for greater diversity in higher education. Dr. Hrabowski serves on the boards of directors of McCormick & Company, Incorporated and the Baltimore Equitable Society. He also serves on numerous civic boards, including the Alfred P. Sloan Foundation, the Urban Institute, the Marguerite Casey Foundation, and the France-Merrick Foundation. Dr. Hrabowski holds a Ph.D in higher education administration and statistics and a Master of Arts degree in mathematics from the University of Illinois at Urbana-Champaign. He also holds a Bachelor of Arts degree in mathematics from Hampton Institute (now Hampton University).
On February 4, 2013, in connection with his appointment to the Board and pursuant to the Company’s 2007 Non-Employee Director Equity Plan, the Company will grant Dr. Hrabowski his choice of either 4,200 restricted shares or restricted stock units that vest on February 4, 2014.

There is no arrangement or understanding between Dr. Hrabowski and any other person pursuant to which Dr. Hrabowski was selected as a director. Dr. Hrabowski will serve as a member of the Executive Compensation Committee of the Board. Dr. Hrabowski does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or an executive officer. The Board has determined that Dr. Hrabowski is an independent director under applicable Nasdaq rules.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press release dated January 3, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
T. Rowe Price Group, Inc.
By: /s/ Kenneth V. Moreland
Kenneth V. Moreland
Vice President, Chief Financial Officer and Treasurer
Date: January 4, 2013